Exhibit 99.1

Citizens Community Bancorp, Inc. Reports Fiscal Third Quarter, Nine Month 2015 Earnings,
Financial Results
Quarterly Performance Demonstrates Year-Over-Year Net Income Growth and Strong Asset Quality

Eau Claire, WI, July 24, 2015 – Citizens Community Bancorp, Inc. (NasdaqGM: CZWI) (the "Company"), parent company of Citizens Community Federal N.A. (the “Bank”), a national banking association offering full-service retail banking and commercial lending, today announced unaudited financial results for the fiscal third quarter and nine months ended June 30, 2015. The Company's results reflected year-over-year growth in net income, an increase in non-interest income and strong asset quality. For the three months ended, June 30, 2015, net income was $612,000, or $0.12 per diluted share, up 9.7% compared with net income of $558,000, or $0.11 per diluted share, for the three months ended June 30, 2014. For the nine months ended, June 30, 2015, net income was $1.9 million, or $0.37 per diluted share, up 62.7% compared with net income of $1.2 million, or $0.23 per diluted share, for the nine months ended June 30, 2014.

Edward H. Schaefer, President and CEO, stated: "We are pleased with our progress through the first nine months of our fiscal year. Earnings continue to improve as we are able to increase fee income and reduce non-interest expense, while continuing to manage declining net interest income. Additionally, we have simplified our bank's brand and changed our logo to "CCFBank - Delivering Excellence" to increase our brand awareness. Finally, we are continuing to focus on technology providing progressive, online and mobile banking services that complement our friendly, knowledgeable bankers in our convenient community bank locations."

Highlights

•
The increase in net income during the nine months ended June 30, 2015, over the same period in the prior year, was primarily driven by an increase in non-interest income, a decrease in non-interest expense and a lower provision for loan losses.

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Net interest income decreased $398,000 or 8.1% for the quarter ended June 30, 2015 compared to the quarter ended, June 30, 2014, primarily due to loan sales of fixed rate longer term consumer real estate loans in the amount of $7.6 million in September 2014 and $8.1 million in October 2014 and the continued pressure on our earning asset yields stemming from the low interest rate environment.

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Total non-interest income increased $10,000 or 1.1% in the quarter ended June 30, 2015 compared to the quarter ended June 30, 2014, primarily due to secondary market and commercial loan origination fees.

•
The Company’s provision for loan losses was $150,000 for the three months ended June 30, 2015, as compared to $455,000 for the three months ended June 30, 2014. The allowance for loan losses, as a percent of total outstanding loans, increased at June 30, 2015, to 1.44% from 1.38% at September 30, 2014, due to a decrease in outstanding loan balances and additions to the allowance for loan losses year over year. The Bank continues to maintain a separate restricted reserve account of $1 million, for the outstanding purchased indirect consumer loan balances in the amount of $36.8 million on our June 30, 2015 balance sheet. The allowance for loan losses, as a percent of total outstanding loans, net of these purchased indirect consumer loans, was 1.56% as of June 30, 2015 and 1.49% as of September 30, 2014, respectively.

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Total non-interest expense was $4.4 million for the fiscal third quarter ended June 30, 2015, compared with $4.5 million for the fiscal third quarter ended June 30, 2014, primarily reflecting reduced salaries and related benefit costs, as well as reduced office expenses realized from efficiencies attained over recent years through management initiatives, including through branch closures and technology improvements.

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The Bank continues to be well capitalized by accepted regulatory standards. The Bank's tier 1 leverage capital ratio to adjusted total assets ratio was 10.4% at June 30, 2015 and 10.0% at September 30, 2014. The Bank’s total capital to risk weighted assets ratio was 16.5% at June 30, 2015, compared with 16.1% at September 30, 2014.

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Total loans decreased $13.2 million, primarily due to a reduction in our indirect and residential mortgage consumer loan portfolios, to $457.2 million as of June 30, 2015, from $470.4 million at September 30, 2014, which decrease was partially offset by an increase in commercial and agricultural loans in the amount of $21.6 million as of June 30, 2015, from their September 30, 2014 balances.

•
Total deposits at June 30, 2015 increased to $456.5 million, compared with $449.8 million at September 30, 2014. Due to the increase in core deposits and a reduction in earnings assets, we were able to reduce maturing wholesale borrowings by $13 million, or 22.1%, from their balances at September 30, 2014.

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The Company's book value per share at June 30, 2015 increased to $11.32 compared with $11.09 at September 30, 2014, primarily reflecting the Company's growth and operations improvement between the periods.

As previously announced, the Bank closed three in-store branch offices in January 2015. As part of our branch consolidation and efficiency strategy, we will be closing a limited service branch office located in Mondovi, Wisconsin and an in-store branch office located in Eau Claire, Wisconsin in September 2015. Both of these branch locations are within a short distance of traditional branch offices located in Altoona and Eau Claire, Wisconsin which will be able to serve our customers banking through these branches, along with our online and mobile banking technologies.

During the nine months ended June 30, 2015, we incurred accelerated depreciation expense totaled $317,000 as well as additional fees in the amount of $52,000 related to these branch closures. Excluding these branch closure costs, net income during the nine months ended June 30, 2015 was $2,144,400 or $0.41 per diluted share (non-GAAP) calculated (and reconciled to the nearest GAAP measurement) as follows:

Fiscal 2015, Nine Months ended June 30, 2015
Net income after tax	$1,923,000	$1,923,000
Branch closure costs after tax ($369,000*.60)		221,400
Net income excluding branch closure costs		$2,144,400

Fiscal 2015, Nine months ended June 30, 2015
Average fully diluted shares of common stock outstanding	5,232,261	5,232,261
Earnings per diluted share of common stock	$0.37	$0.41

"Our focus is on improving our branch delivery channel and enhancing our digital services to improve customer service and meet our customer's needs, while enhancing shareholder value. Strategic decisions have been made in the recent past that have involved branch closures and have put a strain on current earnings. However, these decisions have allowed us to expand in markets which we believe will allow us to diversify our portfolio and increase future profits," explained Schaefer.

Income Statement and Balance Sheet Overview

Total interest and dividend income declined to $5.6 million during the quarter ended June 30, 2015, compared to $6.0 million during the quarter ended June 30, 2014, as a result of lower loan volume. Total interest expense increased $49,000 during the quarter ended June 30, 2015, compared with the quarter ended June 30, 2014, due to an increase in interest bearing deposits.

Net interest income after provision for loan losses was $4.4 million during the quarter ended June 30, 2015, compared to $4.5 million during the quarter ended June 30, 2014.

Non-interest income increased to $931,000 during the quarter ended June 30, 2015, compared with $921,000 during the same period of the prior fiscal year, mainly due to increases in loan fees and service charges from secondary market and commercial loan origination fees.

Total non-interest expense decreased $140,000 during the quarter ended June 30, 2015 compared with the quarter ended June 30, 2014, as we continue to trim expenses through operational efficiencies.

Net interest margin was 3.31% and the Bank's net interest spread was 3.19% for the three months ended June 30, 2015, compared with net interest margin of 3.64% and net interest spread of 3.57% for the three months ended June 30, 2014.

Total assets decreased $3.9 million to $565.9 million as of June 30, 2015 from $569.8 million at September 30, 2014.

Total loans decreased $13.2 million to $457.2 million as of June 30, 2015, from $470.4 million at September 30, 2014, primarily due to the sale in October 2014 of fixed rate longer term consumer real estate loans in the amount of $8.1 million and a reduction in fixed rate consumer real estate and indirect loans due to payoffs. The decrease in consumer loans, was partially offset by an increase in commercial and agricultural loans in the amount of $21.6 million to an aggregate amount of $66.7 million from an aggregate balance of $45.1 million as of September 30, 2014. Mark C. Oldenberg, Executive Vice President

and CFO, stated: "Due to changes in our business model in regards to diversifying our loan portfolio and lessening duration, loan volume has declined, but has had a positive impact on our interest rate risk. We are pleased with our growth in commercial lending and the related customer relationships we are building through products and services designed to build and maintain these customer relationships."

Total deposits at June 30, 2015 increased to $456.5 million, compared with $449.8 million at September 30, 2014. "We are pleased with our deposit growth through the first nine months of our fiscal year. We have seen growth in our commercial and municipal deposits, as well as an increase in consumer checking, which has outpaced our deposit runoff due to branch closures. Deposit growth, in part, has enabled us to repay Federal Home Loan Bank advances and reduced our reliance on wholesale borrowings," explained Oldenberg.

The Company’s allowance for loan losses was $6.6 million as of June 30, 2015, compared with $6.5 million at September 30, 2014. Non-accruing loans declined to $855,000 at June 30, 2015, compared with $1.2 million at September 30, 2014.

Non-performing loan balances as of June 30, 2015 slightly increased $75,000 or 4.7% during the nine months ended June 30, 2015 from their balances at September 30, 2014, while foreclosed assets decreased $131,000 or 12.5% from their balances at September 30, 2014. Non-performing assets as a percentage of total assets remained steady at 0.46% as of both June 30, 2015 and September 30, 2014.

Loans 30 days or more past due were $3.3 million as of June 30, 2015, compared with $2.8 million as of September 30, 2014. As of June 30, 2015 and September 30, 2014, loans 90 days or more past due were $1.3 million and $1.2 million, respectively. Net loans charged-off during the nine months ended June 30, 2015 were $479,000 compared to $1.4 million during the same period in the previous year. Schaefer explained, "Although past due loan balances have slightly increased as of June 30, 2015 compared to September 30, 2014, we believe our non-performing loans, charged-off loans and foreclosed assets are well below peer levels. Due to disciplined loan underwriting and strong asset quality, we believe our delinquency and nonperforming asset balances have stabilized with occasional seasonal fluctuations."

At June 30, 2015, the Bank's total capital to risk weighted assets was 16.5%, tier 1 capital to risk weighted assets was 15.3% and the tier 1 leverage capital ratio to adjusted total assets was 10.4%. All ratios exceeded regulatory standards as of the quarter ended June 30, 2015 for a well-capitalized institution. The Company's book value per share was $11.32 per common share as of June 30, 2015, compared to $11.09 per common share as of September 30, 2014.

Schaefer concluded: “We look forward to our new Mankato, Minnesota branch opening in October 2015. We are committed to delivering excellence in the products and services we offer and to gain market share in the communities we serve. We may have a new look, but we are still the same strong, stable, independent community bank. Community banking starts first with the community and we look forward to opportunities that allow us to increase shareholder value."

About the Company

Citizens Community Federal N.A., a wholly owned subsidiary of Citizens Community Bancorp, Inc., is a full-service national bank based in Altoona, Wisconsin, serving more than 50,000 customers in Wisconsin, Minnesota and Michigan through 20 branch locations, including 11 locations in Walmart Supercenters. The Company’s stock trades on the NASDAQ Global Market under the symbol “CZWI.”

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would” or the negative of those terms or other words of similar meaning. Such forward-looking statements in this release are inherently subject to many uncertainties arising in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to consumer demand for the Bank’s products and services; the Bank’s ability to maintain current deposit and loan levels at current interest rates; competitive and technological developments; deteriorating credit quality, including changes in the interest rate environment reducing interest margins; prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; the Bank’s ability to maintain required capital levels and adequate sources of funding and liquidity; maintaining capital requirements may limit the Bank’s operations and potential growth; changes and trends in capital markets; competitive pressures among depository institutions; effects of critical accounting estimates and judgments; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies overseeing the Bank; the Bank’s ability to implement its cost-savings and revenue enhancement initiatives, including costs associated with its branch consolidation and new market branch growth initiatives; legislative or regulatory changes or actions or significant litigation adversely affecting the Bank; fluctuation of the Company’s stock price; the Bank's ability to attract and retain key personnel; the Bank's ability to secure confidential information through the use of computer systems and telecommunications networks; and the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Such uncertainties and other risks that may affect the Company’s performance are discussed further in Part I, Item 1A, “Risk Factors,” in the Company’s Form 10-K, for the year ended September 30, 2014 filed with the Securities and Exchange Commission on December 8, 2014. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this news release or to update them to reflect events or circumstances occurring after the date of this release.

Non-GAAP

This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding the Company's results of operations or financial position and in comparing the Company's results of operations and financial position over different periods. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other banks and financial institutions.

Contact: Mark Oldenberg, CFO
715-836-9994

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Balance Sheets
June 30, 2015 (unaudited) and September 30, 2014 (derived from audited financial statements)
(in thousands, except share data)

	June 30, 2015	September 30, 2014
Assets
Cash and cash equivalents	$19,470	$11,434
Other interest-bearing deposits	1,495	245
Investment securities (available for sale securities at fair value of $63,767 and $62,189, and held to maturity securities at cost of $8,441 and $8,785 at June 30, 2015 and September 30, 2014, respectively)	72,208	70,974
Non-marketable equity securities, at cost	4,626	5,515
Loans receivable	457,208	470,366
Allowance for loan losses	(6,562)	(6,506)
Loans receivable, net	450,646	463,860
Office properties and equipment, net	3,000	3,725
Accrued interest receivable	1,413	1,478
Intangible assets	118	161
Foreclosed and repossessed assets, net	919	1,050
Other assets	11,986	11,373
TOTAL ASSETS	$565,881	$569,815
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$456,453	$449,767
Federal Home Loan Bank advances	45,891	58,891
Other liabilities	4,298	3,864
Total liabilities	506,642	512,522
Stockholders' equity:
Common stock - $0.01 par value, authorized 30,000,000; 5,232,720 and 5,167,061 shares issued and outstanding, respectively	52	52
Additional paid-in capital	54,726	54,257
Retained earnings	5,553	4,049
Unearned deferred compensation	(314)	(223)
Accumulated other comprehensive loss	(778)	(842)
Total stockholders' equity	59,239	57,293
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$565,881	$569,815

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Statements of Operations (unaudited)
Three and Nine Months Ended June 30, 2015 and 2014
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Interest and dividend income:
Interest and fees on loans	$5,304	$5,589	$16,275	$16,830
Interest on investments	317	381	998	1,097
Total interest and dividend income	5,621	5,970	17,273	17,927
Interest expense:
Interest on deposits	947	878	2,845	2,705
Interest on borrowed funds	148	168	476	486
Total interest expense	1,095	1,046	3,321	3,191
Net interest income	4,526	4,924	13,952	14,736
Provision for loan losses	150	455	535	1,535
Net interest income after provision for loan losses	4,376	4,469	13,417	13,201
Non-interest income:
Total fair value adjustments and other-than-temporary impairment	—	—	—	(78)
Net gains (losses) on sale of available for sale securities	13	(7)	60	(149)
Net gains (losses) on available for sale securities	13	(7)	60	(227)
Service charges on deposit accounts	423	494	1,273	1,497
Loan fees and service charges	276	223	923	577
Other	219	211	633	582
Total non-interest income	931	921	2,889	2,429
Non-interest expense:
Salaries and related benefits	2,195	2,435	6,548	7,079
Occupancy	589	611	2,073	1,881
Office	317	442	825	1,102
Data processing	393	380	1,177	1,125
Amortization of core deposit intangible	14	14	42	43
Advertising, marketing and public relations	126	95	410	239
FDIC premium assessment	98	104	306	313
Professional services	251	(155)	840	276
Other	375	572	1,050	1,700
Total non-interest expense	4,358	4,498	13,271	13,758
Income before provision for income taxes	949	892	3,035	1,872
Provision for income taxes	337	334	1,112	690
Net income attributable to common stockholders	$612	$558	$1,923	$1,182
Per share information:
Basic earnings	$0.12	$0.11	$0.37	$0.23
Diluted earnings	$0.12	$0.11	$0.37	$0.23
Cash dividends paid	$—	$—	$0.08	$0.04